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EXHIBIT 21

                                  SUBSIDIARIES

    Subsidiaries of the Registrant

    First Mariner Bank is a wholly owned subsidiary of First Mariner Bancorp.

    First Mariner Mortgage Corporation is a wholly owned subsidiary of First Mariner Bank.

    Compass Properties, Inc. is a wholly owned subsidiary of First Mariner Bank.